Exhibit 10.4

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Snap Pricing Addendum No. 10 for Google Cloud Platform

This Addendum (the “Addendum”) amends the Google Cloud Platform License Agreement or the Google Cloud Master Agreement previously entered into between Google (“Google”) and the customer in the signature block below (the “Customer”) (as applicable, the “Agreement”). Capitalized terms used but not defined in this Addendum have the meaning given to them in the Agreement. This Addendum will be effective from the date countersigned by the last party (the “Addendum Effective Date”).

1.	Additional Definitions.
A.	“Discount Period” means the period starting [*] the Addendum Effective Date and continuing until the duration of the Term.
2.	Discount Period.

A.During the Discount Period, Customer will get [*] discount off of then-current list prices for N2 and C2 VMs, Cloud Machine Learning Engine (CMLE) and Cloud Vision API.

B.During the Discount Period, Customer will also get a [*] discount off of then-current list prices for Coldline Storage.

3.

Miscellaneous. All other terms and conditions of the Agreement remain unchanged and in full force and effect. If the Agreement and the Addendum conflict, the Addendum will govern. This Addendum is subject to the “Governing Law” section in the Agreement.

Signed by the parties’ authorized representatives.

GOOGLE	CUSTOMER: Snap Inc.
By: /s/ Philipp Schindler	By: /s/ Karl D’Adamo
Name: Philipp Schindler	Name: Karl D’Adamo
Title: Authorized Signatory	Title: Director of Engineering
Date: 2019.09.26	Date: Sep 17, 2019